AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 1995



                                             REGISTRATION NO. 33-63535
======================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ---------------------


                             AMENDMENT NO. 2 TO
                                  FORM S-3
                            REGISTRATION STATEMENT
                                   UNDER
                          THE SECURITIES ACT OF 1933

                            ---------------------

                     GREAT WESTERN FINANCIAL CORPORATION

            (Exact name of registrant as specified in its charter)

            DELAWARE                           95-1913457
     (State or other jurisdiction of       (I.R.S. Employer
     incorporation or organization)       Identification No.)

9200 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA      91311-6519
 (Address of principal executive offices)        (Zip Code)

                       TELEPHONE NUMBER (818) 775-3411

                               J. LANCE ERIKSON
        EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                    GREAT WESTERN FINANCIAL CORPORATION
                            9200 OAKDALE AVENUE
                     CHATSWORTH, CALIFORNIA 91311-6519
                               (818) 775-3411
        (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
__________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


======================================================================
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH
DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE
UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH
SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL
THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT
SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING
PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
======================================================================

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
Information contained herein is subject to completion or amendment.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


          Subject to Completion, dated December 27, 1995

--------------------------------------------------------------------
                           PROSPECTUS
--------------------------------------------------------------------

  GREAT WESTERN FINANCIAL CORPORATION COMMON STOCK DIVIDEND
            REINVESTMENT AND STOCK PURCHASE PLAN
            GREAT WESTERN FINANCIAL CORPORATION
                         COMMON STOCK

                        ($1 PAR VALUE)

To the Holders of Great Western Financial Corporation Common Stock:

    We are pleased to send you this Prospectus describing the revised Great Western Financial Corporation Common Stock Dividend Reinvestment and Stock Purchase Plan as in effect beginning February 1, 1996. The Plan provides you with a simple and convenient method to purchase additional shares of Great Western Financial Corporation Common Stock. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no limit on the total maximum number of shares of the Company's Common Stock that may be issued by the Company under the Plan.


    Some of the significant features of the Plan are:

       -- You may purchase additional shares of Common Stock at a price that may reflect a discount of up to 2%.

       -- You may make such purchases through the reinvestment of quarterly dividends of up to $25,000 on your shares of Common Stock. Dividends in excess of $25,000 may be reinvested with permission of Great Western Financial Corporation (the "Company").

       -- You may also make such purchases through monthly optional cash payments (minimum-$50) up to $5,000. Monthly cash payments in excess of $5,000 may be made with permission of the Company.

       -- You will not be charged brokerage commissions for puchases made under the Plan.

       -- Holders of shares in broker or nominee name may participate in the Plan.

       -- Your recordkeeping will be simplified since you will receive periodic statements of your account.

       -- You may deposit shares held by you and registered in your name into the Plan and thereby avoid the need for safekeeping of certificates.


    This Prospectus contains complete information in an easy-to-read, question-and-answer format, and we urge you to read it carefully.

    Your participation is entirely voluntary, and you may begin or terminate your participation at any time. If you are already enrolled in the Plan, your enrollment will be continued unless you notify the Company otherwise. If you wish to join the Plan or change your investment option, please complete and sign an Authorization Form and return it to the Company.

    We hope you will find this Plan to be of interest. We believe it offers you an attractive way to increase your investment in the Company's Common Stock.

                                    Sincerely,



                                    John F. Maher
                                    President

                        ------------------

     THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY SAVINGS BANK OR NON-BANK SUBSIDIARY OF THE COMPANY AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, BANK INSURANCE FUND, SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
       OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A
                       CRIMINAL OFFENSE.

                       ------------------

____________   , 1995

                        TABLE OF CONTENTS


                                                               PAGE
                                                               ----
Available Information......................................     4
Documents Incorporated by Reference........................     4
Great Western Financial Corporation........................     5
Summary of Plan............................................     5
The Plan...................................................     7
     Purpose...............................................     7
     Participation Options.................................     7
     Advantages and Disadvantages..........................     7
     Administration........................................     8
     Participation.........................................     9

     Purchases.............................................    11
     Costs.................................................    16
     Federal Income Tax Consequences to Participants.......    16
     Reports to Participants...............................    18
     Dividends on Plan Shares..............................    18
     Certificates for Shares...............................    19
     Other Information.....................................    20
The Company's Common Stock.................................    23
     Common Stock..........................................    23
     Rights Plan...........................................    24
Price Range of Common Stock, Dividends and
Dividend Policy............................................    25
Legal Opinions.............................................    26
Experts....................................................    26
Plan of Distribution.......................................    26
Glossary...................................................    28
Schedule I--List of Important Dates in 1995,
1996 and 1997..............................................    30

                     AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy and information statements and other information, including the Registration Statement of which this Prospectus is a part, filed by the Company can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, 75 Park Place, New York, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, such reports, proxy and information statements and other information are available for inspection at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, on which stock exchanges the Common Stock is listed.

                            ------------------

     NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------

                   DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December
31, 1994.

     2. Quarterly Reports on Form 10-Q for the quarters ended
March 31, 1995, June 30, 1995 and September 30, 1995.


     3. Current Report on Form 8-K dated June 30, 1995,
Current Report on Form 8-K dated November 29, 1995 (as amended by Form 8-K/A dated December 11, 1995) and current
Report on Form 8-K dated December 14, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, and prior to the termination of any offering hereunder, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated herein by reference modifies or supersedes such statement.

     Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED A COPY OF ANY OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE (NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS SHOULD BE DIRECTED TO THE COMPANY, MAIL STOP N 11 75, 9200 OAKDALE AVENUE, CHATSWORTH, CALIFORNIA 91311-6519,
ATTENTION: SHAREHOLDER RELATIONS, TELEPHONE 1-800-GWF-8668.

                GREAT WESTERN FINANCIAL CORPORATION

     The following discussion is a brief description of the Company and is qualified in its entirety by reference to the documents incorporated herein under "Documents Incorporated by Reference". Readers of this Prospectus are encouraged to refer to such incorporated documents for a more complete description of the Company.

     Great Western Financial Corporation is a savings and loan holding company organized in 1955 under the laws of the state of Delaware. The principal assets of the Company are the capital stock of Great Western Bank, a Federal Savings Bank ("GWB", "Great Western Bank" or "the Bank") and Aristar, Inc. ("Aristar"). GWB is a federally chartered stock savings bank and conducts most of its retail banking through offices located in California and Florida. Real estate lending operations are conducted directly by the Bank or by direct subsidiaries through offices throughout the nation. Aristar conducts consumer finance operations in a number of states and provides direct installment loans and related credit insurance services and purchases retail installment contracts. The principal executive office of the Company is located at 9200 Oakdale Avenue, Chatsworth, California 91311 and the telephone number is (818) 775-3411.

     The operations of financial institutions are significantly influenced by general economic conditions, by the related monetary and fiscal policies of the federal government, and by the regulatory policies of financial institution regulatory authorities. Deposit flows and cost of funds are influenced by interest rates on competing investments and general market rates of interest. Lending and other investment activities are affected by the demand for mortgage financing and consumer and other types of loans, which in turn are affected by the interest rates at which such financing may be offered and other factors affecting the supply of housing and the availability of funds.

     The Company is a legal entity separate and distinct from the Bank. The principal source of the Company's revenues on an unconsolidated basis has been dividends, interest and management fees from GWB. Dividends from Aristar continue to be a source of revenue to the Company. Various statutory and regulatory restrictions and tax considerations limit, directly or indirectly, the amounts that may be paid by the Bank. Should GWB distribute dividends in excess of the amount of its available earnings and profits (as determined for federal income tax purposes), such excess would be subject to federal income tax. Management believes, after taking into consideration all of the foregoing restrictions and requirements, that the Bank and Aristar will continue to be able to pay dividends to the Company without adverse tax consequences. In addition, certain debt agreements of GWB and Aristar provide for the maintenance of minimum levels of equity.


                           SUMMARY OF PLAN

     The following summary description of the Company's Common Stock Dividend Reinvestment and Stock Purchase Plan (the "Plan") is qualified by reference to the full text of the Plan which is set forth below. Terms used in the summary have the meanings attributed to them in the Plan. See "Glossary."

PURPOSE OF PLAN     The Plan provides owners of Common Stock with
                    a convenient and economical method of investing cash dividends paid on Common Stock and optional cash payments in additional shares of Common
                    Stock which may be at a discount from the market price and without payment of any brokerage commission or service charge.


PURCHASE PRICE      The price to be paid for shares of Common
                    Stock purchased under the Plan will be a price reflecting an initial discount of 2%
                    (subject to discontinuance or reduction below
                    2% at any time at the discretion of the
                    Company) from the market price for
                    reinvestment of cash dividends not exceeding
                    $25,000 and optional cash payments not
                    exceeding $5,000 (as determined in accordance with the provisions of the Plan), and a discount of 0-2% (the "Waiver Discount") from the market price for reinvestment of dividends exceeding $25,000 and optional cash payments exceeding $5,000.

                    The Plan provides that shares to be offered may be either newly issued shares or shares purchased on the open market. The Purchase Price under the Plan, for newly issued shares, is the average of the daily high and low sales prices of the Common Stock on the New York Stock Exchange (the "NYSE") during a Pricing Period consisting of the twelve Trading Days preceding the Investment Date, less any discount then applicable under the Plan, provided that for reinvestment of dividends exceeding $25,000 and optional cash payments exceeding $5,000, if permitted by the Company, if the Threshold Price (as hereafter defined) is not satisfied for a Trading Day of the Pricing Period (or there are no trades of Common Stock reported on the NYSE for such Trading Day), then that Trading Day and the trading prices for that day will be excluded from the Pricing Period and the determination of the Purchase Price. The Purchase Price under the Plan for shares purchased on the open market is the weighted average price paid for such shares. No discount will be applicable to shares purchased on the open market.

PLAN LIMITATIONS    Dividends which may be reinvested are subject
                    to a limitation of $25,000 per dividend payment date and optional cash payments which may be invested are subject to a minimum of $50 and a maximum of $5,000 per month. Reinvestment of dividends in excess of $25,000 and optional cash payments in excess of $5,000 may be made pursuant to a written Request for Waiver accepted by the Company. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the applicable maximum monthly limit, unless such limit has been waived, are subject to return to the Participant, without interest. Dividends in excess of $25,000, unless such limit has been waived, will be paid in cash.

                    With respect to optional cash payments and dividends which may be reinvested by Participants who obtain Waivers, the Company will establish a minimum price applicable to the purchase of Common Stock (the "Threshold Price") two business days prior to the Record Date. The Waiver Discount, which may vary each month between 0 and 2%, will be established in the Company's sole discretion after a review of the current market conditions, the extent and nature of a Participant's prior participation in the Plan and current and projected capital needs. For each Trading Day of the related twelve-day Pricing Period on which the Threshold Price is not satisfied, one-twelfth of such Participants' optional cash payments will be returned without interest and one-twelfth of such Participants' dividends to be reinvested in additional shares of Common Stock will be paid in cash. Optional cash payments and the reinvestment of dividends in additional shares of Common Stock by other Participants who do not need to obtain Waivers will not be subject to the Threshold
                    Price or the Waiver Discount. Once established for a month, the Waiver Discount will apply uniformly to all purchases made pursuant to Requests for Waiver during that month.

REQUEST FOR WAIVER  In deciding whether to approve a Request for
                    Waiver, the Company will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of Common Stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Common Stock in comparison to other sources of funds, the Purchase Price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of such dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method which the Company determines to be appropriate. There is no pre-established maximum limit applicable to amounts that may be invested pursuant to a Request for Waiver.

                   The Company has no arrangements or understandings, formal or informal, with any person relating to the distribution of shares to be received pursuant to the Plan. Broker-dealers, financial intermediaries and other persons who acquire shares of Common Stock through the Plan and resell them shortly after acquiring them may be considered to be underwriters within the meaning of the Securities Act of 1933 (the "Securities Act"). The Company expects certain of such persons will acquire shares of Common Stock pursuant to the Plan and resell such shares in order to obtain the financial benefit of any discount then being offered under the Plan. As of October 15, 1995, there were 778,710 shares of Common Stock authorized to be issued directly by the Company or purchased in the open market and registered under the Securities Act for offering pursuant to the Plan and 4,000,000 additional shares of Common Stock are being authorized and registered hereunder for such purpose. Because the Company currently expects to continue the Plan indefinitely, it expects to authorize for issuance and register under the Securities Act additional shares from time to time as necessary for purposes of the Plan. See "Plan of Distribution."

                                    THE PLAN


     The following questions and answers explain and constitute the Great Western Financial Corporation Common Stock Dividend
Reinvestment and Stock Purchase Plan ("Plan"), as in effect beginning February 1, 1995.


PURPOSE

1. What is the purpose of the Plan?

     The primary purpose of the Plan is to provide eligible holders of shares of Common Stock with a convenient and economical method of investing cash dividends and optional cash payments in additional shares of Common Stock without payment of any brokerage commissions or service charge in connection with purchases. Purchases of shares directly from the Company pursuant to the Plan will provide the Company with additional funds for general corporate purposes.

PARTICIPATION OPTIONS

2. What options are available under the Plan?

     If you are an eligible holder of Common Stock and wish to become a participant in the Plan (a "Participant"), you may have dividends on all or a portion of your shares of Common Stock automatically reinvested. You may not, however, have dividends in excess of $25,000 reinvested on any dividend payment date without the prior written approval of the Company. If you wish, you may also make optional cash payments to purchase Common Stock, subject to a minimum per month of $50 and a maximum per month of $5,000. The Company may permit greater optional cash payments. (See Question 15.) You may make optional cash payments even if the dividends on your shares of Common Stock are not being reinvested.

ADVANTAGES AND DISADVANTAGES

3. What are the advantages and disadvantages of the Plan?

   Advantages

     (A) Subject to the minimum and maximum amounts set forth in Question 2, the Plan provides you with the opportunity to reinvest your Common Stock dividends automatically in additional shares of Common Stock and to make monthly optional cash payments to purchase Common Stock, at a discount initially of two percent, except as otherwise described herein. (See Question 13.) The Company in its discretion may at any time eliminate or change the discount effective immediately.

     (B) You pay no brokerage commissions in connection with your purchases under the Plan. (See Question 20.)

     (C) Your dividends and any optional cash payments will be fully invested because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares and such shares will be credited to your Plan account. (See Question 11.)

     (D) You will avoid the need for safekeeping of stock certificates for shares credited to your Plan account. (See
Questions 4 and 26.)

     (E) You may submit Common Stock certificates held by you and registered in your name for safekeeping within the Plan. (See
Question 4.)

     (F) Participants who are Registered Owners may direct the Administrator to sell or transfer all or a portion of the Participants' shares held in the Plan. (See Questions 20, 28, 39 and 40).

     (G) Periodic statements reflecting all current activity, including purchases and latest balance, will simplify recordkeeping for Registered Owners. (See Question 24.)

   Disadvantages

     (A) Participants will not know the actual number of shares purchased until after the Pricing Period. (See Question 11.)

     (B) The Purchase Price paid may exceed the price at which shares are trading on the Investment Date when the shares are issued. (See Question 13.)

     (C) Execution of sales of shares held in the Plan may be subject to delay. (See Question 28.)

     (D) No interest will be paid on funds held by the Company pending reinvestment or investment, including funds paid in excess of the applicable monthly limit for which a Waiver was not obtained. (See Questions 12, 17 and 18.)

     (E) Shares deposited in a Plan account may not be pledged.
(See Question 34.)

     (F) That portion of optional cash payments in excess of the applicable monthly maximum limit for which a Waiver has not been obtained will not be returned until after the end of the Pricing
Period. (See Questions 15 and 18.)

      (G) Because optional cash deposits must be received by the Administrator prior to the related Pricing Period, such deposits may be exposed to changes in market conditions for a longer period of time than is the case in typical secondary market transactions. (See Questions 14 and 17.)


      (H) Participants will not be able to specify the date on which, or the price at which, shares credited to their Plan account will be sold. (See Question 28.)

ADMINISTRATION

4. Who administers the Plan for Participants?

     Harris Trust Company of California (the "Administrator") currently administers the Plan, keeps records, sends statements of account to you and performs other duties related to the Plan. Shares purchased for you through the Plan or deposited by you for safekeeping in the Plan (collectively "Plan Shares") will be registered and held in the name of the Administrator as agent until a written request is received from you for the sale of or issuance of certificates for all or part of your Plan Shares. (See Question 26.) The Administrator also acts as dividend disbursing and transfer agent for the Common Stock. The Company may appoint a different administrator for the Plan at any time.

PARTICIPATION

5. Who is eligible to participate?

     You are an eligible holder of Common Stock and may therefore participate in the Plan if you qualify as either of the following: (a) you are a shareholder whose shares of Common Stock are registered on the stock transfer books of the Company in your name (a "Registered Owner") or (b) you are a shareholder who has beneficial ownership of shares of Common Stock that are registered in a name other than your name (e.g., in the name of a broker, bank or other nominee) (a "Beneficial Owner"). A Registered Owner may participate in the Plan directly. If you are a Beneficial Owner, you must either become a Registered Owner by having such shares transferred into your own name, or make arrangements with your broker, bank or other nominee to participate in the Plan on your behalf. The Company reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the composite trading volume of Common Stock.

     You are not eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

6. Is partial participation possible under the Plan?

     Yes. If you elect to have dividends on your shares of Common Stock reinvested under the Plan, such reinvestment may be made with respect to any number of shares of Common Stock which are registered in your name, subject to the maximum limit of $25,000, unless waived. In addition, a broker, bank or nominee holding Common Stock for more than one Beneficial Owner may participate in the Plan on behalf of less than all such Beneficial Owners. Dividends on all Plan Shares, however, will be automatically reinvested, subject to the maximum limit of $25,000.

7. How does an eligible holder of Common Stock participate or change options under the Plan?

     If you are a Registered Owner of Common Stock, you may join the Plan by signing an Authorization Form and returning it to:

              Harris Trust and Savings Bank
              Dividend Reinvestment Department
              P. O. Box A3309
              311 West Monroe Street, 11th Floor
              Chicago, Illinois 60690
              (Telephone: 1-800-554-3406)

An Authorization Form may be obtained at any time by request to the Administrator at the same address. Once enrolled in the Plan, you will continue to be enrolled without further action on your part. You may change your investment option at any time by completing, signing and returning a new Authorization Form to the Administrator. If your shares are registered in more than one name (e.g., joint tenants, trustees, etc.), all Registered Owners, including fiduciaries, must sign the Authorization Form exactly as their names appear on the account registration.

     If you are a Beneficial Owner who wishes to participate in the Plan, you must instruct the broker, bank or nominee in whose name your shares are registered to complete and sign the Authorization Form and return it to the Administrator. In certain situations where the broker, bank or nominee holds shares of a Beneficial Owner in the name of a securities depository, a Broker and Nominee Form ("B/N Form") may be required to participate in the Plan. (See Question 14.)

     If you are a current Participant in the Plan and wish to continue in the Plan, you do not need to complete and return a new Authorization Form unless you wish to change your investment option.

     For information on completing the Authorization Form, see
Question 9. If you return an Authorization Form, but make no selection, you will be enrolled as having selected full dividend reinvestment.

8. When may an eligible shareholder join the Plan?

     An eligible holder of Common Stock may join the Plan at any time. Reinvestment of dividends will start with the next dividend payment date after receipt of an Authorization Form, provided it is received by the Administrator on or before the record date for that dividend; otherwise, reinvestment of dividends will begin with the next following dividend payment date. See Questions 14 and 17 for information on making an optional cash payment and the timing of such payment.

     The Board of Directors normally considers dividend action on the fourth Tuesday of each January, April, July and October, with record dates for such dividends in the months of February, May, August and November. The dividend payment dates normally occur on the last business day of February, May, August and November. The attached Schedule I shows the expected dates for 1995, 1996 and 1997 (the actual dates will be determined by the Board).

     You will remain a Participant in the Plan until you withdraw from the Plan or the Plan is terminated. (See Question 28 regarding withdrawal from the Plan and Question 45 regarding termination of the Plan.)

9. What does the Authorization Form provide?

     The Authorization Form appoints the Administrator as your agent for purposes of the Plan. It also directs the Administrator to apply to the purchase of additional shares of Common Stock, subject to the applicable maximum limit, all of the cash dividends on (i) the number of shares of Common Stock held by you on the applicable record date and designated by you to be included in the Plan and (ii) all whole and fractional shares of Common Stock which have been credited to your Plan account through the reinvestment of dividends, purchases with optional cash payments and through certificate deposit. The Authorization Form also directs the Administrator, subject to the applicable maximum limit, to purchase additional shares of Common Stock with any optional cash payments that may be made by you and to reinvest automatically all subsequent cash dividends on Plan Shares, subject to the applicable maximum limit. Cash dividends will continue to be reinvested on all Plan Shares until you withdraw from the Plan or the Plan is terminated, subject to the maximum limit of $25,000. No dividend payable in any manner other than cash will be reinvested pursuant to the Plan. (See Questions 41 and 42 concerning stock dividends, stock splits and rights offerings.)

     The Authorization Form provides for the purchase of additional shares of Common Stock through the following investment options, subject in each case, to the applicable maximum and minimum limits:

     (A) "Full Dividend Reinvestment"

          This option directs the Administrator to invest in accordance with the Plan cash dividends on all shares of Common Stock held by you and on all whole and fractional Plan Shares. This option also permits you to make optional cash payments and directs the Administrator to apply such payments to the purchase of additional shares of Common Stock in accordance with the Plan.

     (B) "Partial Dividend Reinvestment"

          This option directs the Administrator to invest in accordance with the Plan cash dividends on that number of whole shares of Common Stock held by you which are designated in the appropriate space on the Authorization Form and on all whole and fractional Plan Shares. This option also permits you to make optional cash payments and directs the Administrator to apply such payments to the purchase of additional shares of Common Stock in accordance with the Plan.

     (C) "Optional Cash Payments Only"

          This option permits you to make optional cash payments and directs the Administrator to apply such payments to the purchase of additional shares of Common Stock in accordance with the Plan. If this option is selected, you will continue to receive cash dividends on shares held by you, and the Administrator will apply only optional cash payments received for the purchase of additional Common Stock. Once purchased pursuant to the Plan, additional shares of Common Stock will be credited to your Plan account and will be considered Plan Shares. As Plan Shares, the cash dividends on such shares will be automatically reinvested in additional shares of Common Stock, subject to the maximum limit of $25,000. If you wish to receive payment of cash dividends on Plan Shares, you must withdraw such shares from the Plan by written notification to the Administrator at the address set forth in Question 7.

     IF YOU RETURN AN AUTHORIZATION FORM BUT MAKE NO SELECTION, YOU WILL BE ENROLLED AS HAVING SELECTED FULL DIVIDEND REINVESTMENT. In all cases, cash dividends on all Plan Shares will be reinvested in accordance with the Plan, including cash dividends on such shares purchased with optional cash payments.

PURCHASES

10. How are shares of Common Stock purchased under the Plan?


     The Administrator will apply reinvested dividends and optional cash payments to purchase shares of Common Stock for Participants directly from the Company, through open market purchases or through privately negotiated transactions. The price to be paid for shares of Common Stock purchased under the Plan will be a price reflecting an initial discount of 2% (subject to discontinuance or reduction below 2% at any time at the discretion of the Company after a review of current market conditions, the level of participation in the Plan and current projected capital needs) from the market price for reinvestment of cash dividends not exceeding $25,000 and optional cash payments not exceeding $5,000 (as determined in accordance with the provisions of the Plan), and a Waiver Discount of 0-2% from the market price for reinvestment of dividends exceeding $25,000 and optional cash payments exceeding $5,000.

     Shares purchased directly from the Company will consist of authorized but unissued shares or shares held in the Company's Treasury account. In the event that shares are not purchased from the Company, the Administrator will purchase shares for Participants on any securities exchange where the Common Stock is traded, in the over-the-counter market or in privately negotiated transactions. Neither the Company nor any Participant shall have any authority or power to direct the time or price at which shares may be purchased on the open market, or the selection of the broker or dealer through or from whom purchases are to be made. Shares will be purchased in the open market after a review of current market conditions and projected capital needs.

11. How many shares will be purchased for Participants?

     The number of shares that will be purchased for your account will depend on the amount of any dividends and any optional cash payments and the applicable Purchase Price of Common Stock. (See Question 13.) Your Plan account will be credited with the number of shares (including any fractional share computed to four decimal places) that results from dividing the amount of dividends and any optional cash payment to be invested for you by the applicable Purchase Price. The amount of dividends for purposes of this computation will include cash dividends paid on the shares of Common Stock held by you with respect to which you are participating and all Plan Shares in your Plan account, whether purchased with reinvested dividends or with your optional cash payments or deposited by you for safekeeping, subject to the applicable maximum limits.

     The Plan will not affect the Company's dividend policy for Common Stock nor does it constitute a guarantee of future dividends. Such dividend policy and the amount of dividends, if any, will continue to be determined by the Board of Directors based primarily upon the financial condition and results of operations of the Company.

12. When will shares of Common Stock be purchased under the Plan?

     If the Company is then selling authorized but unissued or treasury shares, dividends and optional cash payments will be reinvested or invested, as the case may be, on the dividend payment date during a month in which a cash dividend is paid (see Question 8) and, in any other month, will be the last calendar day of such month (in either case, the "Investment Date"). However, if either the dividend payment date or such last day falls on a date when the NYSE is closed, the Investment Date will be the first day on which the NYSE is open following such date.

     If shares are acquired for the Plan through open-market or privately negotiated transactions, for the purpose of making purchases, all dividends and all optional cash payments will be applied to the purchase of Common Stock pursuant to the Plan as soon as practicable on or after the applicable Investment Date.

     NO INTEREST WILL BE PAID ON FUNDS HELD BY THE COMPANY
PENDING REINVESTMENT, INVESTMENT OR RETURN.

13. At what price will shares of Common Stock be purchased under the plan?

     Shares purchased directly from the Company under the Plan with reinvested dividends and optional cash payments will be acquired at a price to you, computed to four decimal places, obtained by averaging the daily high and low sales prices of Common Stock on the NYSE for the twelve Trading Days (as defined below) immediately preceding the relevant Investment Date and subtracting from such average the appropriate discount then applicable under the Plan provided that for reinvestment of dividends exceeding $25,000 and optional cash payments exceeding $5,000, if permitted by the Company, if the Threshold Price is not satisfied for a Trading Day of the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period and the determination of the Purchase Price. A day will also be excluded from the Pricing Period and the determination of Purchase Price if there are no trades of common stock on the NYSE for such day. (See Question 15) A "Trading Day" means a day on which trades of the Common Stock are reported on the NYSE and the period encompassing the twelve Trading Days immediately preceding a relevant Investment Date is the relevant "Pricing Period".

     Shares purchased under the Plan through open-market purchases or privately-negotiated transactions with either reinvested dividends or optional cash payments will be acquired as soon as practicable on or after the applicable Investment Date at a price to you, computed to four decimal places, of the weighted average price paid for such shares by the Administrator. No discount will be applicable to shares purchased in the open market or in privately negotiated transactions. (See Question 15 for a discussion of the Threshold Price limit applicable to optional cash purchases and to reinvestment of dividends and the Waiver Discount applicable to optional cash purchases for Participants who have obtained a Waiver.)

14. How do optional cash payments work?

     Each month, the Company will apply any optional cash payment timely received from you to the purchase of Common Stock for your account on the relevant Investment Date or, if shares are acquired through open-market or privately negotiated transactions, as soon as practicable on or after the Investment Date. (See Question 17 and Schedule I regarding the key dates for optional cash payments and the timely receipt of such payments.)

     All Registered Owners of Common Stock, including brokers, banks and nominees with respect to shares registered in their name on behalf of a Beneficial Owner (discussed below), who have submitted a signed Authorization Form are eligible to make optional cash payments at any time. A broker, bank or nominee, as holder on behalf of a Beneficial Owner, may utilize an Authorization Form for optional cash payments unless it holds the shares in the name of a securities depository. In the event a broker, bank or nominee holds shares of a Beneficial Owner in the name of a securities depository, optional cash payments must be accompanied by a Broker and Nominee form ("B/N Form").

     The B/N Form provides the sole means whereby a broker, bank or other nominee holding shares on behalf of a Beneficial Owner in the name of a securities depository may invest optional cash payments on behalf of such Beneficial Owner. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash payments on behalf of the Beneficial Owner. A B/N Form must be delivered to the Administrator at the address specified in Question 7 each time that such broker, bank or other nominee transmits optional cash payments on behalf of a Beneficial Owner. B/N Forms will be furnished by the Administrator upon request.

     Optional cash payments may not be withdrawn except as provided in the Plan. (See Question 18.)

15. What are the limitations on reinvestment of dividends and optional cash payments and how are waivers obtained?

     Minimum/Maximum Limits. For any dividend payment date, the amount of dividends that may be reinvested in additional shares of Common Stock is limited to $25,000. For any Investment Date, your optional cash payments are subject to a minimum of $50 and a maximum of $5,000. See Questions 12 and 17 regarding the determination of Investment Dates for optional cash payments. Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the allowable monthly maximum amount will be returned to you without interest. Dividends in excess of $25,000, unless the limit is waived, will be paid in cash.

     Request for Waiver. Reinvestment of dividends in excess of $25,000 and optional cash payments in excess of $5,000 may be made pursuant to a Request for Waiver accepted by the Company. There is no pre-established maximum limit applicable to amounts that may be invested pursuant to a Request for Waiver. If you wish to reinvest dividends in excess of $25,000 for any dividend payment date or to submit an optional cash payment in excess of $5,000 for any Investment Date, you must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash payment. Requests for such approval should be directed to the Company at (818) 775-3772. It is solely within the Company's discretion as to whether any such approval for the reinvestment of dividends or optional cash payments in excess of the allowable maximum amounts will be granted. In deciding whether to approve such a request, the Company will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of Common Stock under the Plan or acquiring shares for the Plan through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Common Stock by comparison to other sources of funds, the Purchase Price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of such dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted by all Participants. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method which the Company determines to be appropriate.

     Threshold Price. Notwithstanding anything contained herein to the contrary, the Company will establish for each Pricing Period a minimum price applicable to the purchase of Common Stock with optional cash payments exceeding $5,000 and to reinvestment of dividends exceeding $25,000. (the "Threshold Price"). The Threshold Price, if any, will be established by the Company two business days prior to the Record Date. The Threshold Price will be established at the Company's sole discretion after a review of current market conditions and other relevant factors. You may obtain the Threshold Price by telephoning the Company at (818) 775-8110. The Threshold Price will be a stated dollar amount that the average of the high and low sale prices on the NYSE for a Trading Day of the Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day of the Pricing Period, then that Trading Day and the trading prices for that day will be excluded from the Pricing Period and the determination of the Purchase Price. A day will also be excluded from the Pricing Period and the determination of the Purchase Price if there are no trades of Common Stock reported on the NYSE for such day. Thus, for example, if the Threshold Price is not satisfied for three of the twelve Trading Days, then the Purchase Price will be based upon the remaining nine Trading Days for which the Threshold Price was satisfied.

     Waiver Discount and Threshold Price Limit. Each month two business days prior to the Record Date, the Company will establish the Threshold Price, if any, applicable to Participants who obtain Waivers. The Waiver Discount, which may vary each month between 0% and 2%, will be established in the Company's sole discretion after a review of current market conditions, the level of participation and current projected capital needs. Once established for a month, the Waiver Discount will apply uniformly to all purchases made pursuant to Requests for Waiver during that month.

     Each Trading Day of a Pricing Period for which the Threshold Price is not satisfied or each day for which there are no trades of Common Stock reported on the NYSE will cause the return of a portion of the optional cash payment of Participants who have obtained Waivers and one-twelfth of such Participants' dividends will be paid in cash. The returned amount will equal one-twelfth of the total amount of the optional cash payment and dividends to be reinvested for each Trading Day that the Threshold Price is not satisfied or for each day no such sales are reported. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three Trading Days, 3/12 (i.e., 25%) of the optional cash payments will be returned without interest to such Participants and 3/12 (25%) of dividends to be reinvested for such Participants will be paid in cash.

16. What if a Participant has more than one account?

     For the purpose of the limitations discussed in Question 15, the Company may aggregate all reinvested dividends and optional cash payments for Participants with more than one account using the same Social Security or Taxpayer Identification Number. Persons who are unable to supply a Social Security or Taxpayer Identification Number will not be permitted to participate in the Plan.

     Also for the purpose of such limitations, all Plan accounts which the Company believes to be under common control or management or to have common ultimate beneficial ownership may be aggregated. Unless the Company has determined that reinvestment of dividends and investment of optional cash payments for each such account would be consistent with the purposes of the Plan, the Company will have the right to aggregate all such accounts and to return, without interest, within 30 days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts and to pay in cash dividends in excess of $25,000 payable on Common Stock held in all such accounts. (See Question 15.)

17. What are the important dates to remember for optional cash payments?

     Optional cash payments are invested each month. For optional cash payments made in a monthly period when dividends are paid, the Record Date and Investment Date are the same as those for dividend reinvestments; for optional cash payments made in a monthly period when dividends are not paid, the record date will be two business days immediately preceding the first day of the Pricing Period and the Investment Date will be the last calendar day of the month, except that if either the dividend payment date or such last day falls on a date when the NYSE is closed, the first day on which the NYSE is open following such date shall be the Investment Date. (See Questions 8 and 12.)

     See the attached Schedule I for the important dates expected to be applicable for Plan participation in 1995, 1996 and 1997.

     THE COMPANY MUST BE IN RECEIPT OF FUNDS ON OR BEFORE THE BUSINESS DAY IMMEDIATELY PRECEDING THE FIRST DAY OF THE RELATED PRICING PERIOD IN ORDER FOR SUCH FUNDS TO BE INVESTED ON THE NEXT INVESTMENT DATE. NO INTEREST WILL BE PAID BY THE COMPANY ON OPTIONAL CASH PAYMENTS OR DIVIDENDS HELD PENDING INVESTMENT. THEREFORE, ALTHOUGH OPTIONAL CASH PAYMENTS MAY BE MADE AT ANY TIME, IT IS SUGGESTED YOU TRANSMIT SUCH PAYMENTS SHORTLY BEFORE A PRICING PERIOD. Payments may be made by check or money order made payable to "Harris Trust and Savings Bank." Other forms of payment may be made, but only if approved in writing in advance by the Company.

     In order for optional cash payments to be invested on the Investment Date, in addition to the receipt of funds, the Company must be in receipt of an Authorization Form or a B/N Form, as appropriate. (See Questions 7 and 14.)

18. Under what circumstances will optional cash payments be returned?

     Since optional cash payments must be received by the Company by the close of business on the business day immediately preceding the first day of a Pricing Period, any payments received after such day but before the related Investment Date will be promptly returned to you without interest.

     Optional cash payments of less than $50 and that portion of any optional cash payment which exceeds the allowable maximum amount will be returned promptly without interest. (See Question 15 regarding minimum/maximum monthly purchase limits and the return of payments if those limits are not satisfied). In addition, a portion of each optional cash payment received from a Participant who has obtained a Waiver will be returned for each Trading Day of the applicable Pricing Period that does not meet the Threshold Price or for which there are no trades in Common Stock reported on the NYSE. See Question 15 regarding Threshold Price and the return of such payments if the Threshold Price is not satisfied.

19. Under what circumstances will dividends not be reinvested?

     Dividends will not be reinvested on shares of Common Stock held by you which are not designated for reinvestment in the appropriate spaces on the Authorization Form. Dividends will not be reinvested in excess of $25,000, unless a Waiver is obtained. In addition if a Waiver is obtained, a portion of dividends will not be reinvested for each Trading Day of the applicable Pricing Period that does not exceed the Threshold Price or for which there are no trades in Common Stock on the NYSE. (See Questions 9 and 15.)

COSTS

20. Are there any expenses to Participants in connection with purchases or sales under the Plan?


     There are no brokerage commissions charged to you upon the purchase of shares. See Question 21 regarding certain tax consequences. If, however, you request the Administrator to sell your Plan Shares, any brokerage commission and any applicable taxes incurred will be deducted from the proceeds of that sale paid to you.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

21. What are the Federal income tax consequences of participation in the Plan?

     Dividend Reinvestment. A Participant in the Plan will be treated for Federal income tax purposes as having received, on the Investment Date, a dividend in an amount equal to the fair market value on such Investment Date of the shares acquired with reinvested dividends. The fair market value of the shares acquired will be equal to 100 percent of the average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange composite tape on the Investment Date. The fair market value on the Investment Date may differ from the Purchase Price. The tax basis of shares acquired with reinvested dividends will equal the fair market value on the Investment Date of such shares.

     Optional Cash Payments. A Participant in the Plan will be treated for Federal income tax purposes as having received, on the Investment Date, a dividend equal to the excess, if any, of the fair market value on such Investment Date of the shares acquired with an optional cash payment over the amount of the optional cash payment. The fair market value of shares acquired with an optional cash payment under the Plan will be equal to 100 percent of the average of the high and low sales prices of Common Stock as reported on the New York Stock Exchange composite tape on the Investment Date. The fair market value on the Investment Date may differ from the Purchase Price. The tax basis of shares acquired with an optional cash payment will equal the amount of the optional cash payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the optional cash payment.

     Additional Information. A Participant's holding period for shares acquired pursuant to the Plan will begin on the day following the Investment Date.

     A Participant's dividend income will include any brokerage commissions which are not paid by the Participant but which are incurred by the Company in connection with open-market or privately negotiated purchases of Common Stock on behalf of the Participant. A Participant's basis in the shares so purchased will be increased by the amount of any brokerage commissions included in the dividend income of the Participant.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's withdrawal of certain of those shares or upon withdrawal from participation in, or termination of, the Plan. Gain or loss will be recognized, however, when the Participant sells or exchanges shares previously received. A Participant must recognize gain or loss upon receipt of a cash payment for a fractional share equivalent credited to the Participant's account upon withdrawal from participation in, or termination of, the Plan. In either event, the amount of gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis therefor.

     In the case of corporate shareholders, dividends may be eligible for the dividends-received deduction.

     The following examples may be helpful to illustrate the Federal income tax consequences of both the reinvestment of dividends and purchases with optional cash payments. The examples assume the fair market value on the Investment Date of the shares of Common Stock to be greater than the Purchase Price. The examples also assume the shares of Common Stock are shares purchased directly from the Company under the Plan and that the applicable discount is two percent.

    EXAMPLE 1--DIVIDEND REINVESTMENT
    Cash dividends reinvested....................              $ 100.00
    Assumed price per share during the
      Pricing Period*............................  $20.00
    Less: 2% discount per share..................   ( .40)
                                                  --------
    Purchase Price per share.....................  $19.60
    Number of shares purchased ($100.00/$19.60)..    5.102
    Assumed fair market value per share on the
      Investment Date*...........................  $21.00
    Total taxable dividend resulting from
      transaction ($21.00 X 5.102)...............              $ 107.14
                                                               ========

    EXAMPLE 2--OPTIONAL CASH PAYMENT
    Optional cash payment........................              $ 100.00
    Assumed price per share during the Pricing
      Period*....................................  $20.00
    Less: 2% discount per share..................   ( .40)
                                                   -------
    Purchase Price per share.....................  $19.60
    Number of shares purchased ($100.00/$19.60)..    5.102
    Assumed fair market value per share on
      the Investment Date*.......................  $21.00
    Fair market value of shares received
      ($21.00 X 5.102)...........................              $ 107.14
    Less: Optional cash payment..................               (100.00)
                                                               --------
    Total taxable dividend resulting from
      transaction................................              $   7.14
                                                               ========
    ---------
Footnotes
     * These amounts are assumed for illustrative purposes only, and will vary with the market price of the Common Stock.

     The foregoing summary is based upon an interpretation of current Federal income tax law including published rulings of the Internal Revenue Service. The Company intends to follow the published rulings and report taxable dividends to shareholders resulting from discounts on optional cash payments as outlined in Examples 1 and 2 above. However, Participants should be aware that the Internal Revenue Service has taken a position in a recent private letter ruling that a shareholder who does not reinvest dividends in a dividend reinvestment plan may not realize taxable dividend income as a result of a discount on an optional cash payment. Participants should consult their own tax advisors to determine particular tax consequences, including state, local and foreign tax consequences, which may result from participation in the Plan and any subsequent disposal of shares acquired pursuant to the Plan.

22. How are income tax withholding provisions applied to Participants in the Plan?

     If you, as a Participant in the Plan, fail to provide and certify your Federal Taxpayer Identification Number or Social Security number to the Administrator, you may be subject to a withholding tax on dividend income, proceeds from the sale of a fractional share equivalent and proceeds from the sale of shares held in the Plan. If withholding is required on dividend income, the Administrator will reinvest dividends net of the amount of tax withheld.

23. How are income tax withholding provisions applied to foreign shareholders?

     The amount of dividends to be reinvested for foreign
Participants whose dividends are subject to withholding is reduced by the tax withheld.

     Optional cash payments received from foreign Participants must be in United States dollars and are invested the same way as such payments from other Participants. Any fees deducted by a bank will result in a smaller net investment.

REPORTS TO PARTICIPANTS

24. What reports will be sent to Participants in the Plan?

     As soon as practical after each purchase of Common Stock under the Plan for your account, a statement of account will be mailed to you, normally within ten business days following the Investment Date. These statements are your continuing record of current activity and the cost of purchases for your account and should be retained for tax purposes. In addition, you will receive copies of communications sent to all holders of Common Stock, including the Great Western Financial Corporation Annual Report and the Company's Notice of Annual Meeting of Stockholders and Proxy Statement. You will receive information needed for reporting your dividend income for Federal income tax purposes. The number of shares credited to your Plan account will be shown on each periodic statement of your account. A prepaid fee of $10.00 for each year for which information is requested, up to a maximum of $50.00, must accompany any request for cost basis or sales information concerning your Plan Shares. In order to avoid having to pay the fee, you should retain the statements of account sent to you by the Administrator.

     ALL CORRESPONDENCE AND NOTICES TO YOU WILL BE SENT TO YOU AT YOUR LAST ADDRESS OF RECORD WITH THE ADMINISTRATOR UNDER THE PLAN. YOU SHOULD NOTIFY THE ADMINISTRATOR PROMPTLY IN WRITING OF ANY CHANGE OF ADDRESS. (SEE QUESTION 7 FOR THE ADMINISTRATOR'S ADDRESS.)

DIVIDENDS ON PLAN SHARES

25. Will Participants be credited with dividends on shares held in their accounts under the Plan?

     Yes. Dividends on all shares of Common Stock, including fractional shares, credited to your Plan account, whether such shares were purchased with reinvested dividends or with optional cash payments or deposited by you for safekeeping, will be automatically reinvested in additional shares of Common Stock, subject to the applicable maximum limit, until such shares are withdrawn from your Plan account.

CERTIFICATES FOR SHARES

26. Will certificates be issued for shares purchased?

     No. Certificates will not be issued to you for shares credited to your Plan account unless you request the Administrator in writing to do so, you withdraw from the Plan or the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Plan Shares will be registered in the name of the Administrator as agent and credited to your Plan account.

     At any time, you may request in writing that the Administrator send you a certificate for all or part of the whole number of shares credited to your Plan account. This request should be mailed to the Administrator at the address set forth in Question 7. Any remaining whole and fractional Plan Shares will continue to be credited to your Plan account. Certificates for fractional shares will not be issued under any circumstances. Certificates for shares will normally be issued within ten business days of receipt by the Administrator of a written request.

27. In whose name will certificates be registered when issued to Participants?

     A Plan account is maintained in the name in which a Participant's underlying shares were registered at the time the Participant enrolled in the Plan. Consequently, a certificate for shares will be similarly registered when issued to a Participant. Accordingly, if a Participant is a Beneficial Owner (See Question
5), the certificate will be issued to the banker, broker or nominee in whose name the account is maintained.

28. How does a Participant withdraw from the Plan or sell Plan
Shares?

     In order to withdraw from the Plan, you must submit either a properly completed form (one is included on the reverse side of your Plan statement) or a written notice of withdrawal to the Administrator at the office specified in Question 7. The notice must specify that all or a specified part of the whole number of shares in your Plan account is to be issued to you. If a certificate for less than all of the whole number of shares is to be issued, the remaining whole shares credited to the account will be sold and a cash payment for them will be made to you. Fractional shares will not be issued, but will be sold. (See Question 29.)

     You may submit a notice of withdrawal from the Plan at any time. Your notice should be addressed to the Administrator at the office specified in Question 7. Withdrawal will generally be effective on the first business day after receipt of the notice by the Administrator at the office specified in Question 7. However, if such day falls within the period beginning with the ex-dividend date (which is two business days prior to the dividend Record Date and ending on the Record Date, the withdrawal will be effective within two days after the Record Date. Any dividends paid after withdrawal from the Plan becomes effective will be mailed to you or to your broker, banker or nominee, as the case may be, and any optional cash payment previously sent but not invested as of the effective date will be returned without interest.


     You may request that all of the shares credited to your Plan account be sold. Sales will be made for your account by an independent broker or institution designated by the Administrator, normally within seven business days after receipt by the Administrator of your notice. The period between the time of receipt of notice and the time that proceeds will be sent to you generally should not exceed 15 business days. Brokerage commissions and any applicable taxes on any sale of shares in your Plan account will be deducted from the proceeds of that sale paid to you. You will not be able to specify the date on which, or the price at which, shares credited to your Plan account may be sold.

29. What happens to any fractional Plan Share when you direct the Administrator to sell, or otherwise withdraw, all shares from your Plan account?

     Any fractional Plan Share in your Plan account will be aggregated with other fractional shares and sold by the Administrator, and a cash payment will be made for the sale price of such fractional Plan Share less any applicable taxes and brokerage commissions. The net proceeds for any fractional Plan Share, together with any certificates for whole Plan Shares, will be mailed to you.

OTHER INFORMATION

30. Can Participants deposit their registered shares with the Plan?

     You may deposit any Common Stock certificates in your possession and registered in your name with the Administrator for safekeeping. Shares deposited for safekeeping will be transferred into the name of the Administrator as agent for Participants in the Plan and credited to your account under the Plan. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan. This service eliminates the need for safekeeping by you to protect against loss, theft or destruction of stock certificates with respect to your Plan Shares.

31. What are the advantages of utilizing the depositary service of the Plan?

     The Plan's depositary service for the safekeeping of stock certificates offers two significant advantages to you. First, the risk associated with loss of your stock certificates is eliminated. If a stock certificate is lost, stolen, or destroyed no transfer or sale of the shares may take place until a replacement certificate is obtained. This procedure is not always simple and usually results in costs and paperwork both to you and to the Company. Second, because shares deposited with the Plan for safekeeping are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner.

32. How may Common Stock certificates be deposited with the Plan?

     If you wish to deposit Common Stock certificates in the Plan, you must complete and return to the Administrator the properly completed reverse side of your Plan statement of account together with Common Stock certificates registered in your name. The certificates should not be signed.

33. What happens to cash dividends paid on shares of Common Stock deposited with the Plan?

     Cash dividends paid on shares deposited with the Plan will be reinvested automatically in additional shares of Common Stock up to the maximum limit. Dividends in excess of the maximum limit will be paid in cash.

34. May shares in a Plan account be pledged?

     No. Plan Shares may not be pledged and any such purported pledge will be void. If you wish to pledge Plan Shares, you must first withdraw such Plan Shares from your Plan account.

35. May a Participant draw checks or drafts on his or her Plan account?

     You will have no right to draw checks or drafts against your Plan account or to give instructions to the Administrator with respect to any shares of Common Stock or cash held therein except as expressly provided herein.

36. May a Participant transfer all or a part of the Participant's
Plan Shares to another person?

     Yes. If you wish to transfer ownership of all or part of your Plan Shares through gift, private sale or otherwise, you may effect transfer by mailing to the Administrator at the address in Question 7 a properly executed stock assignment, along with a letter stating your specific instructions regarding the transfer and both an Authorization Form and a Form W-9 (Certification of Taxpayer Identification Number) completed by the transferee. Requests for transfer of Plan Shares are subject to the same requirements as the transfer of Common Stock certificates, including the requirement of a medallion signature guarantee on the stock assignment. The Administrator will provide you with the appropriate forms upon request. Any Plan Shares so transferred by you will be withdrawn from your account and your account statement will show the number of shares withdrawn. See Questions 37 and 38.

37. When Plan Shares are transferred to another person who wishes to become a Participant in the Plan, will the Administrator issue a stock certificate to the transferee?

     No. The Administrator will retain such shares. An account in the Plan will be opened in the name of the person to whom such shares are transferred, although a signed Authorization Form will be required before the transfer can be effected.

38. How will a transferee be advised of the transfer?

     After the transfer has been made, a transferee of Plan
Shares from a Participant will receive a statement showing the number of shares transferred to and held in the transferee's Plan account.

39. What happens when Participants sell or transfer all of the underlying Common Stock held by them?

     If you dispose of all underlying shares of Common Stock held by you, the dividends on any Plan Shares will continue to be reinvested until you notify the Administrator that you wish to withdraw or transfer all shares of Common Stock credited to your Plan account. See Question 28.

40. What happens when Participants sell or transfer some but not all of the underlying Common Stock held by them?

     If you are reinvesting dividends on all your shares of Common Stock and you dispose of a portion of the underlying shares of Common Stock held by you, the Administrator will continue to reinvest the dividends on the remainder of the shares retained by you. If you are reinvesting dividends on only a portion of your shares of Common Stock and you dispose of some of your shares, the Administrator will continue to reinvest the dividends on your remaining shares up to the number of shares you have designated for participation in the Plan.

41. What happens if the Company declares a stock dividend or a stock split?

     Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to Plan Shares will be added to your account.

     Shares distributed pursuant to a stock dividend or a stock split with respect to the underlying shares of Common Stock held by you will be mailed to you or to your broker, banker or nominee, as the case may be.

42. If the Company has a rights offering related to the Common
Stock, how will a Participant's entitlement be computed?

     Your entitlement in a rights offering related to the Common Stock will be based upon your total holdings of Common Stock including whole Plan Shares. Rights certificates will be issued for the number of whole shares only, however, and rights based on a fraction of a share credited to your Plan account will be sold for your account and the net proceeds will be invested as an optional cash payment on the next Investment Date.

43. How will a Participant's shares held by the Administrator be voted at shareholders' meetings?

     For each meeting of shareholders, you will receive proxy materials that will enable you to vote, in the aggregate, both the underlying shares of Common Stock held by you and the whole Plan Shares credited to your Plan account. If you elect, you may vote your shares, including all whole Plan Shares, in person at the shareholders' meeting.

44. What are the responsibilities of the Company and the Administrator under the Plan?

     The Company and the Administrator will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale. This provision has no effect on a shareholder's right to bring a cause of action under the federal securities laws.

     You should recognize that the Company cannot assure you of a profit or protect you against a loss on shares purchased or sold under the Plan.

45. May the Plan be changed or discontinued?

     The Company reserves the right, at its sole discretion, to suspend or terminate and to amend and modify the Plan, in all cases effective immediately and at any time, including during the period between a record date and the related Investment Date and during any Pricing Period. You will be notified of any such suspension, termination, amendment or modification. Upon termination of the Plan, except in the circumstances described below, uninvested optional cash payments will be returned, a certificate for whole Plan Shares credited to your Plan account will be issued and a cash payment will be made for any fractional Plan Share credited to your Plan account.

     In the event the Company terminates the Plan for the purpose of establishing another dividend reinvestment plan applicable to the Common Stock, you will be enrolled automatically in such other plan, the Company will continue to apply cash dividends in accordance with your Authorization Form under the new plan and shares credited to your Plan account will be credited automatically to such other plan, unless notice is received to the contrary.

     The Company reserves the right to terminate any shareholder's participation in the Plan at any time and to establish additional requirements with respect to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of owners of Common Stock.

46. How may shareholders obtain answers to other questions regarding the Plan?

     Any additional questions should be addressed to the Administrator at the address listed in the response to Question
7.

47. Who will be responsible for interpreting the Plan?

     The Company may adopt rules and regulations to facilitate the administration of the Plan. Any question of interpretation under the Plan will be determined by the Company and any such determination will be final.

     The Plan, all related forms and your account will be governed by and construed in accordance with the laws of the State of California and cannot be modified orally.


                           THE COMPANY'S COMMON STOCK

COMMON STOCK

     The Company's Certificate of Incorporation authorizes
210,000,000 shares of capital stock consisting of 200,000,000 shares of Common Stock, $1 par value, and 10,000,000 shares of Preferred Stock, $1 par value.

     The holders of the outstanding shares of Common Stock have full voting rights, one vote for each share held of record. Subject to the rights of holders of Preferred Stock, holders of the Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution, or winding up of the Company (but subject to the rights of holders of Preferred Stock if such stock is issued), the assets legally available for distribution to holders of Common Stock shall be distributed ratably among such holders. Holders of the Common Stock have no preemptive or other subscription or conversion rights, except as described under the "Rights Plan" below, and no liability for further calls upon shares. The Common Stock is not subject to assessment.

     Shares of Preferred Stock may be issued from time to time in one or more series for proper purposes under terms and conditions approved by the Board of Directors of the Company without further stockholder action, unless otherwise required by the rules of the New York, Pacific or London Stock Exchanges. Two series of Preferred Stock have been issued: 517,500 shares of the Company's 8.75% Cumulative Convertible Preferred Stock, $.01 par value (the "8.75% Preferred Stock"), and 660,000 shares of its 8.30% Cumulative Preferred Stock, $.01 par value (the "8.30% Preferred Stock"). Both series of Preferred Stock have a liquidation value of $250 per share. The 8.75% Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, commencing May 1, 1996 at prices declining from $260.94 per share on or after May 1, 1996 to $250 per share at May 1, 2001, plus accrued and unpaid dividends. The 8.30% Preferred Stock will be redeemable for cash at the option of the Company, in whole or in part, on or after November 1, 1997 at par, plus accrued and unpaid dividends.

     Dividends on both series of Preferred Stock are cumulative from the date of issue and are payable quarterly before any dividends may be paid on Common Stock. Each share of the 8.75% Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $20.40 per share, subject to adjustment in certain events.

     As additional shares of Preferred Stock are issued, the Board of Directors of the Company is authorized to fix and determine the terms of each series, including the number of shares of such series, the title of such series, voting and other powers, preferences, dividends, rights on liquidation, conversion rights and terms, redemption rights and terms (including sinking fund provisions) and maturity dates. If and when such additional shares are issued, holders of such shares may have certain preferences, powers and rights (including voting rights) senior to the rights of the holders of the Company's Common Stock.

     The Transfer Agent and Registrar for the Common and
Preferred Stock is Harris Trust Company of California, Los
Angeles, California.

RIGHTS PLAN

     On June 24, 1986, the Board of Directors of GWFC adopted a Rights Plan pursuant to which the Company distributed one right ("Right") for each outstanding share of Common Stock held as of the close of business on July 14, 1986. As a result of the five-for-two stock dividend paid on May 28, 1987 to holders of record of the Common Stock on May 14, 1987, effective May 28, 1987, each Right was proportionally adjusted so that each share of Common Stock is accompanied by two-fifths of a Right instead of one full Right. Only full Rights will be exercisable if the Rights become exercisable. In addition, the Rights Plan was amended by amendments dated as of February 19, 1988 and June 27, 1995.

     Each full Right, if it becomes exercisable, initially entitles the holder to purchase from the Company a unit of one one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $175 per unit, subject to adjustment. The Rights attach to shares of Common Stock issued after July 14, 1986, including the shares offered hereby, and will expire on July 14, 1996 unless redeemed earlier. The Rights may not be exercised, and will not detach or trade separately from the Common Stock except as described below.

     The Rights will detach from the Common Stock and may be exercised only if a person or group becomes the beneficial owner of 15% or more of the Common Stock (a "Stock Acquisition"). If a Stock Acquisition occurs (except pursuant to an offer for all outstanding shares of the Common Stock which the Company's independent directors determine is fair to and otherwise in the best interests of the Company and its stockholders), the Rights "flip-in" and, each Right not owned by such person will entitle the holder to purchase, at the Right's then-current exercise price, Common Stock or, if the number of shares of authorized Common Stock is insufficient to permit the full exercise of the Rights, cash, property or other securities of the Company having a formula value equal to twice the Right's exercise price. In addition, if at any time following a Stock Acquisition, (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation (other than a merger which follows an offer at the same price and for the same consideration as the offer approved by the Board of Directors of the Company as described in the immediately preceding sentence), or (ii) 50% or more of the Company's assets or earnings power is sold or transferred, the Rights "flip-over" and each unexercised Right will entitle its holder to purchase, at the Right's then-current exercise price, common shares of the other person having a formula value equal to twice the Right's exercise price. The Rights may be redeemed by the Company at any time prior to ten days following the date of a Stock Acquisition (which period may be extended by the Company's Board of Directors at any time while the Rights are still redeemable). Upon the occurrence of a "flip-in" or "flip-over" event, if the Rights are not redeemed, the Rights would result in substantial dilution to any person who has acquired 15% or more of the outstanding Common Stock or who attempts to merge or consolidate with the Company. As a result, the Rights may deter potential attempts to acquire control of the Company without the approval of the Company's Board of Directors.

     On June 27, 1995, the Board of Directors of the Company also declared a dividend distribution of one Right (each a "New Right") for each outstanding share of Common Stock to stockholders of record at the close of business on the earlier of the date on which the current Rights Plan expires or the date on which the existing Rights are redeemed in accordance with the provisions of the current Rights Plan. Each New Right is identical to the existing Rights, except that the New Rights will initially entitle the holder to purchase from the Company a unit of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.00 per share, at a purchase price of $80.00 per unit, subject to adjustment, and the New Rights will expire on July 14, 2006.


           PRICE RANGE OF COMMON STOCK, DIVIDENDS AND DIVIDEND
POLICY

     The Common Stock is listed on the NYSE and the Pacific Stock Exchanges. The following table sets forth the range of high and low closing sales prices of the Common Stock on the New York Stock Exchange Composite Tape (the "Composite Tape") for the periods indicated.



                                                     HIGH        LOW
                                                     ----        ----
  1993
      First Quarter..............................    19 1/4      16
      Second Quarter.............................    18 7/8      15 5/8
      Third Quarter..............................    19 3/4      16 1/8
      Fourth Quarter.............................    20 3/8      17 5/8
  1994
      First Quarter..............................    20 1/2      16 1/8
      Second Quarter.............................    19 3/8      15 3/8
      Third Quarter..............................    20 7/8      18 3/8
      Fourth Quarter.............................    19          15 3/4
  1995
      First Quarter..............................    18 7/8      16
      Second Quarter.............................    22 1/2      18 7/8
      Third Quarter..............................    23 5/8      20 1/4
      Fourth Quarter

     On _________, 1995, the reported last sale price of the
Common Stock on the Composite Tape was $       per share.

     For the periods indicated, the Board of Directors of the Company (the "Board") has declared a dividend each quarter on the Common Stock of $.23 per share. While the Board does not currently intend to change such dividend rate, it reserves the right to do so at any time and from time to time.

     The Board intends to declare and pay dividends on the Common Stock based on the financial condition and results of operations of the Company, although it has no obligation under Delaware law to do so. Dividends on the Common Stock will be payable when, as and if declared by the Board out of legally available funds of the Company (as defined under Delaware law). In making its dividend decisions, the Board will rely on the financial statements of the Company. In determining its dividend policy, the Board will consider, among other things, the long-term earnings and cash flow capabilities of the Company, as well as the dividend policies of publicly traded financial institutions.

     Distributions on the Common Stock would be precluded by a failure to pay dividends on the 8.30% Preferred Stock and the 8.75% Preferred Stock and any other series of preferred stock which may hereafter be issued.

     Under Delaware law, a corporation may declare and pay dividends on its capital stock either (1) out of its surplus or
(2) in case there is no surplus, out of its net profits for the year in which the dividend is declared and/or the preceding fiscal year. "Surplus" is the amount by which the total assets of the corporation exceed total liabilities and capital. Capital for the Company is the sum of (a) the aggregate par value of the outstanding shares of Common Stock (equal to $1 per share), (b) the aggregate stated capital of the outstanding shares of the Company's 8.75% Cumulative Convertible Preferred Stock ($250 per share) and (c) the aggregate stated capital of the outstanding shares of the Company's 8.30% Cumulative Preferred Stock ($250 per share). If the capital of a corporation is diminished by depreciation in the value of its properties, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be paid out of net profits (that is, pursuant to clause (2) above) until the deficiency in capital shall have been repaired. For purposes of determining surplus, the assets and liabilities of a corporation are to be valued on the basis of market value.

     The Company's ability to pay dividends will also be dependent upon various statutory, regulatory and contractual restrictions on the ability of the Bank and Aristar to pay dividends to the Company. See "Great Western Financial Corporation".


                                 LEGAL OPINIONS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Stephen F. Adams, Associate General Counsel and Assistant Secretary of the Company. Mr. Adams, in his capacity as Associate General Counsel and Assistant Secretary, is paid a salary by the Company and participates in the various employee benefit plans offered to officers of the Company generally.

                                    EXPERTS

     The consolidated financial statements of the Company, as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                               PLAN OF DISTRIBUTION

     In connection with the administration of the Plan, the Company may be requested to approve reinvestment of dividends and optional cash payments in excess of the allowable maximum amounts on behalf of Participants, including those engaged in the securities business. In deciding whether to approve such a request, the Company will consider relevant factors including, but not limited to, whether it is then selling authorized but unissued or treasury shares of Common Stock under the Plan, or acquiring shares for the Plan through open market purchases or privately negotiated transactions, the Company's need for additional funds, the attractiveness of obtaining such additional funds by the sale of Common Stock in comparison to other sources of funds, the Purchase Price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by the Participant submitting the request and the aggregate amount of such reinvested dividends and optional cash payments in excess of the allowable maximum amounts for which requests have been submitted.

     The Company may sell shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions may be participating in a distribution of securities that would require compliance with Rule 10b-6 and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which it would be entitled as a Participant, nor will the Company enter into any agreement with any such person regarding such person's purchase of such shares or any resale or distribution thereof. The Company may, however, approve requests for reinvestment of dividends and optional cash payments by such persons in excess of allowable maximum limitations. If such requests are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method which the Company determines to be appropriate. Under certain circumstances, it is anticipated that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to Requests for Waivers.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares of Common Stock that may be issued by the Company under the Plan. However, each Participant is subject to a maximum limit of $25,000 on the reinvestment of dividends and $5,000 on optional cash purchases unless waived by the Company. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the Waiver Discount offered under the Plan.


     The Company will pay all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. Upon the sale by a Participant of all or a portion of Plan Shares, the Participant will receive the proceeds of such sale less any related brokerage commissions and any applicable transfer taxes.

                                    GLOSSARY




"Administrator" means an administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. Harris Trust Company of California currently serves as Administrator of the Plan.

"Beneficial Owners" means stockholders who beneficially own shares of Common Stock that are registered in a name other than their own (for example, in the name of a broker, bank or other nominee).

"Board" means the Board of Directors of the Company.

"B/N Form" means a Broker and Nominee form.

"business day" means any day other than a Saturday, Sunday or legal holiday on which the NYSE is closed or a day on which the Administrator is authorized or obligated by law to close.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means Great Western Financial Corporation Common
Stock.

"Company" means Great Western Financial Corporation.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Investment Date" means, with respect to Common Stock acquired directly from the Company, the last calendar day of each month in a month for which no dividends are paid or the dividend payment date declared by the Board of Directors for a month in which dividends are paid. If such last calendar day or the dividend payment date falls on a date when the NYSE is closed, the Investment Date will be the first date on which the NYSE is open following such date.

"NYSE" means the New York Stock Exchange.

"Participant" means an eligible holder of Common Stock who participates in the Plan and submits a properly completed
Authorization Form.

"Plan" means the Great Western Financial Corporation Common Stock
Dividend Reinvestment and Stock Purchase Plan.

"Plan Shares" means all whole and fractional shares of Common
Stock credited to a Participant's Plan account.

"Pricing Period" means the period encompassing the twelve Trading
Days immediately preceding the relevant Investment Date.

"Purchase Price" means with respect to Common Stock purchased directly from the Company, the average of the daily high and low sale prices, computed to four decimal places, of the Common Stock on the NYSE for the twelve Trading Days immediately preceding the relevant Investment Date, minus the appropriate discount, and, with respect to open market purchases and privately negotiated transactions, the weighted average purchase price, computed to four decimal places, paid for such Common Stock by the Administrator, subject to the applicable Threshold Price, if any.

"Record Date" for dividend months will be established by the Board of Directors. The "Record Date" for non-dividend months will be two (2) business days immediately preceding the first day of the Pricing Period. (See Schedule I).

"Registered Owners" means stockholders whose shares of Common
Stock are registered on the stock transfer book of the Company in their own names.

"Request for Waiver" means a written request from a Participant to exceed the $25,000 dividend limitation or the $5,000 monthly optional cash payments limitation.

"Securities Act" means the Securities Act of 1933, as amended.

"Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed for optional cash deposits or for reinvested dividends by Participants who have obtained Waivers. In addition, the Threshold Price is used in determining the Purchase Price.

"Trading Day" means a day on which trades in Common Stock are reported on the NYSE.

"Waiver" means a waiver granted by the Company to a Participant pursuant to a Request for Waiver.

"Waiver Discount" means the discount from the market price applicable to a Participant who has obtained a Waiver. Such discount will vary between 0 and 2% of the Purchase Price and may vary each month.

                                                               SCHEDULE I
            LIST OF IMPORTANT DATES IN 1995, 1996 AND 1997


              (C)                  (D)                  (E)                  (F)                   (G)
       THRESHOLD PRICE, IF                         OPTIONAL CASH
        ANY, WILL BE SET                           PAYMENTS MUST        PRICING PERIOD
CYCLE         BY:              RECORD DATE:       BE RECEIVED BY:         START DATE:       INVESTMENT DATE:

-----  -------------------  -------------------  -------------------  -------------------
-------------------


A      February 6, 1996     February 8, 1996     February 9, 1996     February 12, 1996    February 29, 1996
B      March 8, 1996        March 12, 1996       March 13, 1996       March 14, 1996       April 1, 1996
B      April 8, 1996        April 10, 1996       April 11, 1996       April 12, 1996       April 30, 1996
A      May 8, 1996          May 10, 1996         May 13, 1996         May 14, 1996         May 31, 1996
B      June 7, 1996         June 11, 1996        June 12, 1996        June 13, 1996        July 1, 1996
B      July 9, 1996         July 11, 1996        July 12, 1996        July 15, 1996        July 31, 1996
A      August 8, 1996       August 12, 1996      August 13, 1996      August 14, 1996      August 30, 1996
B      September 6, 1996    September 10, 1996   September 11, 1996   September 12, 1996   September 30,
1996
B      October 9, 1996      October 11, 1996     October 14, 1996     October 15, 1996     October 31, 1996
A      November 6, 1996     November 8, 1996     November 11, 1996    November 12, 1996    November 29, 1996
B      December 6, 1996     December 10, 1996    December 11, 1996    December 12, 1996    December 31, 1996
B      January 9, 1997      January 13, 1997     January 14, 1997     January 15, 1997     January 31, 1997
A      February 5, 1997     February 7, 1997     February 10, 1997    February 11, 1997    February 28, 1997
B      March 6, 1997        March 10, 1997       March 11, 1997       March 12, 1997       March 31, 1997
B      April 8, 1997        April 10, 1997       April 11, 1997       April 14, 1997       April 30, 1997
A      May 8, 1997          May 12, 1997         May 13, 1997         May 14, 1997         May 30, 1997
B      June 6, 1997         June 10, 1997        June 11, 1997        June 12, 1997        June 30, 1997
B      July 9, 1997         July 11, 1997        July 14, 1997        July 15, 1997        July 31, 1997
A      August 8, 1997       August 11, 1997      August 12, 1997      August 13, 1997      August 29, 1997
B      September 8, 1997    September 10, 1997   September 11, 1997   September 12, 1997   September 30,
1997
B      October 9, 1997      October 13, 1997     October 14, 1997     October 15, 1997     October 31, 1997
A      November 6, 1997     November 7, 1997     November 10, 1997    November 11, 1997    November 29, 1997
B      December 6, 1997     December 9, 1997     December 11, 1997    December 12, 1997    December 31, 1997

----------
A. Investment of optional cash payments and reinvestment of cash dividends.
B.   Investment of optional cash payments only.
C. The Threshold Price (if any) will be established two business days prior to the Record Date.
D. The Record Date for dividend months (those indicated by the letter "A" in the cycle column) is estimated. The actual Record Date will be established by the Board of Directors. The Record Date for non-dividend months (those indicated by the letter "B" in the cycle column) will be two business days immediately preceding the first day of the Pricing Period.
E. Optional cash payments are due by the last business day prior to commencement of the Pricing Period.
F. The Pricing Period will be the twelve consecutive Trading Days ending on the Trading Day immediately preceding the Investment Date.
G. The Investment Date will be the dividend payment date during a month in which a cash dividend is paid and in any other month, will be the last calendar day of such month, however, if the dividend payment date or such last calendar day falls on a date when the New York Stock Exchange is closed, the Investment Date will be the first day on which the New York Stock Exchange is open following such date.


                                              U.S. EQUITY MARKETS CLOSED
                                             ----------------------------
                                              1995       1996       1997
                                             ------     ------    -------
           New Years Day                       1/2        1/1        1/1
           Presidents Day                      2/20       2/19       2/17
           Good Friday                         4/14       4/5        3/28
           Memorial Day                        5/29       5/27       5/26
           Independence Day                    7/4        7/4        7/4
           Labor Day                           9/4        9/2        9/1
           Thanksgiving                       11/23      11/28      11/27
           Christmas Day                      12/25      12/25      12/25

                                               GREAT WESTERN
                                          FINANCIAL CORPORATION
                                               Common Stock
                                        Dividend Reinvestment and
                                           Stock Purchase Plan
                                                Prospectus

                                               ______ __, 1995

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Commission Registration Fee.........................   $40,578.12
     Stock Exchange Listing Fees.........................    44,300.00
     Costs of Printing and Engraving.....................    40,000.00
     Accounting fees and expenses........................    10,000.00
     Miscellaneous Expenses..............................     9,578.00
                                                            ----------

          Total..........................................  $144,456.12

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article TWELFTH of the Restated Certificate of Incorporation of the Company eliminates, to the fullest extent permitted by Delaware law, director liability for monetary damages for breaches of the director' fiduciary duty of care.

     The Company's Bylaws as well as certain employment agreements and other indemnity agreements also provide that the Company shall indemnify directors and officers under certain circumstances for liabilities and expenses incurred by reason of their actions as agents of the Company. In addition, the Company maintains an insurance policy that indemnifies directors and officers against certain liabilities.


ITEM 16. EXHIBITS

          4.1   Dividend Reinvestment and Stock Purchase Plan
                (included in the Prospectus)
          5     Opinion of S. F. Adams re Legality of Shares
                (previously filed)
         23(1)  Consent of Price Waterhouse LLP
         23(2)  Consent of S. F. Adams is included in his
                opinion filed as Exhibit 5
         25     Power of Attorney


ITEM 17. UNDERTAKINGS

a. Undertaking Pursuant to Rule 415.

     The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (i) To include any prospectus required by Section
      10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. Undertaking Regarding Documents Subsequently Filed under the
Exchange Act.

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Undertaking in Respect of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to Item 15 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement No. 33-63535 to be signed on its behalf by the undersigned, thereunto duly authorized, in Chatsworth, California, on December 27, 1995.


                                GREAT WESTERN FINANCIAL CORPORATION


                                By  /s/ CARL F. GEUTHER
                                    ----------------------------------
                                            Carl F. Geuther
                                     Executive Vice President and
                                        Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement No. 33-63535 has been signed below by the following persons in the capacities indicated on December 27, 1995.

             SIGNATURE                               TITLE
             ---------                               -----


                  *                      Chairman, Chief Executive
- ------------------------------------      and Director
          James F. Montgomery            (Principal Executive Officer)


                  *                      President, Chief Operating Officer
- ------------------------------------        and Director
            John F. Maher


/s/        CARL F. GEUTHER               Executive Vice President and
- ------------------------------------        Chief Financial Officer
           Carl F. Geuther                (Principal Financial Officer)


                  *                      Senior Vice President and
- ------------------------------------      Controller
            Barry R. Barkley             (Chief Accounting Officer)


                                         Director
- ------------------------------------
            David Alexander


                  *                      Director
- ------------------------------------
            H. Frederick Christie


                  *                      Director
- ------------------------------------
            Stephen E. Frank


                  *                      Director
- ------------------------------------
            John V. Giovenco


                                         Director
- ------------------------------------
            Firmin A. Gryp


                  *                      Director
- ------------------------------------
            Enrique Hernandez, Jr.


                  *                      Director
- ------------------------------------
           Charles D. Miller


                                         Director
- ------------------------------------
           Alberta E. Siegel


                   *                     Director
- ------------------------------------
           Willis B. Wood, Jr.


   * By  /s/  STEPHEN F. ADAMS
        _____________________________
        Stephen F. Adams
        Attorney-in-fact

                                                    EXHIBIT 23(1)

               CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 18, 1995, appearing on page 74 of Great Western Financial Corporation's Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Los Angeles, California


December 22, 1995